UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Unit Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of organization) 7130 South Lewis, Suite 1000, Tulsa, Oklahoma (Address of principal executive offices)	73-1283193 (I.R.S. Employer Identification No.) 74136 (Zip Code)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights To Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  

Securities Act Registration Statement File Number To Which This Form Relates:  N/A

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

NONE
(Title of Each Class)

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Reference is hereby made to the first amendment to the Registration Statement on Form 8-A filed by Unit Corporation (the “Company”) with the Securities and Exchange Commission on May 24, 2005 relating to the Rights Agreement, dated as of May 19, 1995, between the Company and Chemical Bank as Rights Agent, as subsequently amended by the First Amendment to the Rights Agreement, dated as of June 7, 2001, the Second Amendment, dated August 14, 2002, and as subsequently amended and restated on May 18, 2005, in each instance by and between the Company and Mellon Investor Services L.L.C., as successor to Chemical Bank as Rights Agent (the “Rights Agreement”).  Such Form 8-A is hereby incorporated by reference herein.

On March 23, 2009, the Company appointed American Stock Transfer Company, LLC as Rights Agent (the “Rights Agent”).  On March 24, 2009, the Company and the Rights Agent entered into the Fourth Amendment to the Rights Agreement (the “Amendment”) to exempt the George Kaiser Family Foundation (“GKFF”) from the definition of acquiring person, subject to certain conditions, for so long as GKFF owns an amount of common shares of the Company that is (a) greater than or equal to 15% of the issued and outstanding common shares of the Company and (b) less than or equal to 25% of the issued and outstanding common shares of the Company.  The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

In connection with the Amendment and also on March 24, 2009, the Company entered into a Standstill Agreement (the “Standstill Agreement”) with GKFF.  The Standstill Agreement restricts GKFF from taking certain actions during the Standstill Period (as defined below) with respect to the Company, including influencing or controlling management of the Company, obtaining representation on the Company’s board of directors, participating in the solicitation of proxies with respect to the Company and acquiring in excess of 25% of the common shares of the Company.  The Standstill Agreement also requires GKFF, during the Standstill Period, to vote its common shares of the Company in accordance with the recommendations of the Company’s board of directors, subject to certain exceptions.  The Standstill Period is defined in the Standstill Agreement to mean the period beginning on the date of the Standstill Agreement and ending on the first date, after having first acquired 15% ownership of the Company, on which GKFF falls below 15% ownership of the company.  The foregoing summary of the Standstill Agreement is qualified in its entirety by reference to the full text of the Standstill Agreement, which is filed as Exhibit 4.2 hereto and is incorporated by reference herein.

ITEM 2.  EXHIBITS.

4.1
Fourth Amendment of Rights Agreement dated as of March 24, 2009, between the Company and American Stock Transfer Company, LLC, as successor to Mellon Investor Services L.L.C. (incorporated by reference to Exhibit 4.1 to our Form 8-K dated March 23, 2009)

4.2	Standstill Agreement dated as of March 24, 2009, by and between the Company and the George Kaiser Family Foundation (incorporated by reference to Exhibit 4.2 to our Form 8-K dated March 23, 2009)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

Date:  March 25, 2009

Unit Corporation

By: /s/ Mark E. Schell
Mark E. Schell
Senior Vice President
and General Counsel

EXHIBIT INDEX

Exhibit No.     Description.

4.1
Fourth Amendment of Rights Agreement dated as of March 24, 2009, between the Company and American Stock Transfer Company, LLC , as successor to Mellon Investor Services L.L.C. (incorporated by reference to Exhibit 4.1 to our Form 8-K dated March 23, 2009)

4.2	Standstill Agreement dated as of March 24, 2009, by and between the Company and the George Kaiser Family Foundation (incorporated by reference to Exhibit 4.2 to our Form 8-K dated March 23, 2009)